Exhibit 99.2

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5400 Fax

News Release	[Logo of Pentair, Inc.]

For immediate release

Contact: Mark Cain (763) 656-5278

Glynis Bryan, CFO of APL Logistics, Named to Pentair Board of Directors

Golden Valley, Minn. – November 20, 2003 – Pentair (NYSE: PNR) today announced it has named Glynis Bryan to a seat on the Pentair board of directors. Bryan, 45, is chief financial officer (CFO) of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a $4.7 billion logistics and global transportation business. Bryan will stand for election by shareholders at Pentair’s 2004 shareholders’ meeting.

Bryan succeeds William H. Hernandez, 55, senior vice president of Finance and CFO of Pittsburgh, Pennsylvania-based PPG Industries, Inc., who has resigned from Pentair’s board effective today. Hernandez decided to leave the Pentair board due to his work load and his recent appointment to the board of Eastman Kodak Company. Hernandez joined Pentair’s board in 2001.

Prior to joining APL Logistics as CFO in 2001, Bryan spent 16 years with Ryder System, Inc., where she held series of progressively responsible positions in Finance. In her last assignment, Bryan was senior vice president of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Bryan served as senior vice president and CFO of Ryder Transportation Services. From 1997 to 1999, she was Ryder’s vice president and treasurer and, in 1996 and 1997, she served as vice president, International, within Ryder’s Integrated Logistics unit. Other positions Bryan held at Ryder include assistant treasurer; senior planning and analysis manager; and manager of the Leasing and Services division. Bryan earned a Master’s of Science degree in Finance from Florida International University, and holds a Bachelor’s degree in Psychology from York University in Toronto, Ontario, Canada.

“Bill Hernandez has played a valuable role on our board during the last three years, bringing his deep financial experience to bear as a resource in helping guide the business,” said Randall J. Hogan, Pentair chairman and CEO. “With the addition of Glynis Bryan, we will continue to benefit from a board that is well-versed in financial matters.”

Pentair (http://www.pentair.com) is a Minnesota-based manufacturer whose core businesses compete in tools, water technologies, and enclosures markets. The company employs 12,500 people in more than 53 locations around the world.